Exhibit 2.6

EXECUTION VERSION

FGL Holdings

4th Floor, Boundary Hall

Cricket Square

Grand Cayman

Cayman Islands KY1-1102

February 7, 2020

Blackstone ISG-I Advisors L.L.C.

345 Park Avenue

New York, New York 10154

Email: jeffrey.iverson@blackstone.com

Attn: Jeffrey Iverson, Esq.

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Email: mgravelle@fnf.com

Attn: General Counsel

Amended IMA Termination, Sub-Manager Fee Agreements and Investment Management Agreements

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into as of February 7, 2020, by and between FGL Holdings (f/k/a CF Corp.) (“FGL”), Fidelity National Financial, Inc. (“FNF”) and Blackstone ISG-I Advisors L.L.C. (the “Investment Manager”).

WHEREAS, reference is made to (i) the certain letter agreement, dated November 30, 2017, by and between FGL and the Investment Manager (the “Omnibus IMA Termination Side Letter”), (ii) the certain Sub-Manager Fee Agreement letter agreement, dated December 31, 2019, by and between FGL Holdings and the Investment Manager (the “Sub-Manager Fee Agreement”), (iii) the Administrative Services Agreement (the “ASA”), dated as of November 30, 2017, by and between the Investment Manager and Fidelity & Guaranty Life Business Services, Inc. (“F&G Business Services”) and (iv) the Transition Services Agreement (the “TSA”), dated as of November 30, 2017, by and between the Investment Manager and F&G Business Services;

WHEREAS, at the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among FNF, F I CORP., F II CORP. and FGL, dated the date of this Agreement (the “Closing” and the date of the Closing, the “Closing Date”), it is contemplated that (i) FGL and the Investment Manager will enter into an amendment and restatement of the Omnibus IMA Termination Side Letter, in the form attached hereto as Exhibit A (as may be modified in accordance with Section 2) (the “A&R Omnibus IMA Termination Side Letter”) with FNF, (ii) FGL and the Investment Manager will enter into an amendment and restatement of the Sub-Manager Fee Agreement, in the form attached hereto as Exhibit B (as may be modified in accordance with Section 2) (the “A&R Sub-Manager Fee Agreement” and, together with the A&R Omnibus IMA Termination Side Letter, the “Specified IMA Documents” and each a “Specified IMA Document”) with FNF and (iii) the Investment Manager will enter into an amended and restated investment management agreement with each of FGL and certain affiliates of FGL (the “FGL Affiliates”) as set forth on Schedule I, each of which agreement shall be amended as set forth in the form attached hereto as Exhibit C, mutatis mutandis (as may be modified in accordance with Section 3) (together, the “Investment Management Agreements” and each, an “Investment Management Agreement”);

WHEREAS, FGL and the Investment Manager are entering into this Agreement, intending to create a legally binding and enforceable obligation, pursuant to which (i) each of FNF, FGL and the Investment Manager, subject to the terms and conditions hereof, agrees that it shall execute, and FGL shall cause FNF to execute, the Specified IMA Documents concurrently with the Closing and execution of the Investment Management Agreements on the Closing Date, (ii) each of FGL and the Investment Manager shall, and FNF and FGL shall cause the FGL Affiliates to, execute each Investment Management Agreement concurrently with the Closing and the execution of the Specified IMA Documents on the Closing Date, (iii) each of the Investment Manager and FGL, subject to the terms and conditions hereof, agrees that it shall terminate, and FGL shall cause F&G Business Services to terminate, the ASA and the TSA concurrently with the Closing and the execution of Specified IMA Documents and the Investment Management Agreements on the Closing Date, and (iv) each of the parties to this Agreement, subject to the terms and conditions hereof, agrees to take all other actions contemplated hereunder or reasonably necessary to effectuate such actions.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the applicable Specified IMA Document or Investment Management Agreement. References to a “Section”, “Schedule” or “Exhibit” are to Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

2.    Execution of Specified IMA Documents. On the Closing Date concurrently with the Closing and the execution and delivery of the Investment

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Management Agreements, each of FNF, FGL and the Investment Manager shall execute and deliver the Specified IMA Documents in the form attached as Exhibit A or Exhibit B hereto, as applicable, with only such modifications as may be mutually agreed to by FNF, FGL and the Investment Manager.

3.    Execution of Investment Management Agreements. On the Closing Date at the Closing and concurrently with the execution and delivery of the Specified IMA Documents, and with respect to the Investment Management Agreement to be executed by Fidelity & Guaranty Life Insurance Company, subject to the receipt of the IID Approvals (as defined below), each of FNF, FGL and the Investment Manager shall, and FNF and FGL shall cause the FGL Affiliates to, execute and deliver the Investment Management Agreements, as amended by the changes shown in the form attached as Exhibit C hereto, mutatis mutandis, with only such modifications as may be mutually agreed to by FNF, the Investment Manager, FGL and the applicable FGL Affiliate. For the avoidance of doubt, nothing in this Agreement obligates any of FNF, FGL, the Investment Manager or any FGL Affiliate to agree to any alteration, amendment or other modification of an Investment Management Agreement other than those changes set forth on Exhibit C, mutatis mutandis.

4.    Termination of the ASA and TSA; Release. On the Closing Date at the Closing, and effective concurrently with the execution and delivery of the Investment Management Agreements and the Specified IMA Documents in accordance with Section 3, and without any further action on the part of any person (including, without limitation, any of the parties hereto), the ASA and the TSA, and the rights, obligations and liabilities of the parties thereto, are hereby irrevocably and unconditionally terminated and shall be of no further force or effect, and FGL shall cause F&G Business Services to take all actions necessary to effectuate such termination. Notwithstanding anything contrary contained in the ASA or the TSA, (i) no obligations under the ASA or the TSA shall survive the termination thereof, and (ii) such termination shall be without penalty or liability to any party thereto. The Investment Manager and F&G Business Services will, and FGL will cause F&G Business Services to, settle all amounts due under each of the ASA or the TSA within ten (10) Business Days following the Closing Date. The parties hereto waive, and FGL shall cause F&G Business Services to waive, irrevocably and unconditionally any notice periods provided for in the ASA or the TSA. With effect from the termination of the ASA and the TSA, each of the Investment Manager and F&G Business Services and each of their respective directors, officers, employees and affiliates as applicable, are hereby released and forever discharged from all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, arising out of or relating to or resulting from any event, circumstance, action, failure to act or occurrence of any sort or type in respect of the ASA and the TSA, as applicable, and which occurred or existed prior to the Closing Date.

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5.    General Cooperation; Regulatory Efforts. Each of FGL, FNF and the Investment Manager shall, and FGL shall cause the FGL Affiliates to, use reasonable best efforts to obtain all governmental approvals or non-disapproval of the Iowa Insurance Division that are necessary, proper or advisable to consummate and make effective the amendments contemplated by the Investment Management Agreement to be executed by Fidelity & Guaranty Life Insurance Company (the “IID Approvals”). To the extent permitted by applicable law, each party shall (i) keep the other party reasonably informed of all material communications between such party and the Iowa Insurance Division, (ii) permit the other party to review any written communication delivered to the Iowa Insurance Division in advance of delivery thereof and (iii) reasonably consult with the other party in advance of any material meeting, conference or telephone call (other than non-substantive scheduling or administrative calls) with the Iowa Insurance Division, in each case in connection with the IID Approvals.

6.    Public Announcements. Each of FGL, FNF and the Investment Manager shall (i) consult with each other with respect to, and give each other the opportunity to review in advance of issuing, filing or submitting, any press release, investor presentation or other public statement in any proxy materials or other report, registration statement or other materials filed or submitted under the Securities Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder) that refers to the Investment Manager or its Affiliates, the Investment Management Agreement or any of the Specified IMA Documents, and (ii) give each other the opportunity to comment on (and shall consider any such comments in good faith) any portion of any such press release, investor presentation or other public statement that refers to the Investment Manager or its Affiliates, the Investment Management Agreement or any of the Specified IMA Documents; provided, however, that a party may make a public statement to the extent necessary to enforce its rights and remedies under this Agreement or any other agreement between FGL or any of its Subsidiaries, on the one hand, and the Investment Manager, on the other hand, without requiring such prior consultation.

7.    Specific Performance; Obligations Unconditional.

(a)    Each of the parties hereto agrees that irreparable damage would occur and that the other party would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, each party shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, this being in addition to any other remedy to which they are entitled at law or in equity.

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In the event that any such action is brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (i) by seeking any remedy provided for in this Section 7, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (ii) nothing contained in this Section 7 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 7 before exercising any other right under this Agreement.

(b)    The obligations of the party to execute and deliver the Specified IMA Documents and the Investment Management Agreements is absolute and unconditional subject only to (i) the occurrence of the Closing and (ii), with respect only to the Investment Management Agreements, the receipt of any governmental approval or non-disapproval necessary in connection with the amendments contemplated thereby.

8.    Termination. This Agreement will terminate on the earliest of (a) the termination of the Merger Agreement, (b) the execution of the Specified IMA Documents and the Investment Management Agreements by FNF, FGL, the Investment Manager and the FGL Affiliates, as applicable, or (c) the mutual written agreement of the parties hereto.

9.    Governing Law; Submission to Jurisdiction. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any principles of conflicts of laws principles of such State that would provide for the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any dispute arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such dispute shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court. Any such dispute may and shall be brought in such courts and each of the parties hereto irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient court and shall not plead or claim the same.

10.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

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TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (a) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

11.    Assignment; Successors; Waivers. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 11 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

12.    Severability. To the extent this Agreement may be in conflict with any applicable law, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

13.    Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.

[Remainder of page intentionally left blank; signature pages follow]

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Sincerely,

FGL HOLDINGS

By:	/s/ Christopher O. Blunt
Name:	Christopher O. Blunt
Title:	President & Chief Executive Officer

[Signature Page to Side Letter Agreement]

ACCEPTED AND AGREED

BLACKSTONE ISG-I ADVISORS L.L.C.

By:	/s/ Jeffrey Iverson
Name:	Jeffrey Iverson
Title:	Chief Compliance Officer & General Counsel

[Signature Page to Side Letter Agreement]

ACCEPTED AND AGREED

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel & Corporate Secretary

[Signature Page to Side Letter Agreement]

Exhibit A

Form of A&R Omnibus IMA Termination Side Letter

[See attached.]

EXHIBIT A

FGL Holdings

4th Floor, Boundary Hall

Cricket Square

Grand Cayman

Cayman Islands KY1-1102

[Date]

Blackstone ISG-I Advisors L.L.C.

345 Park Avenue

New York, New York 10154

Email: jeffrey.iverson@blackstone.com

Attn: Jeffrey Iverson, Esq.

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Email: mgravelle@fnf.com

Attn: General Counsel

Investment Management Agreements

Ladies and Gentlemen:

Reference is made to the Investment Management Agreements set forth on Exhibit A (as such agreements may be amended or modified from time to time, the “Investment Management Agreements”) between FGL Holdings, a Cayman Islands exempted corporation (“FGL”), and/or certain of its current or future subsidiaries (individually, a “Company” and collectively, the “Companies”) that are party to such Investment Management Agreements, and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), and a wholly owned subsidiary of The Blackstone Group Inc. (“Blackstone”). This letter amends and restates in its entirety that certain letter agreement, dated November 30, 2017, by and between FGL Holdings (f/k/a CF Corp.) and the Investment Manager.

Pursuant to, and in consideration of the Investment Manager’s ongoing support of FGL’s investment strategy and continuing to perform the services required of it under, the Investment Management Agreements, the Investment Manager has dedicated, and is continuing to dedicate, significant efforts and has expended, and is continuing to expend, significant resources, continuing to hire employees, enter into service agreements and other contractual arrangements, invest in information technology systems, make regulatory filings and correspond with regulators, expand its office space and commit additional time and resources of personnel of the Investment Manager and its Affiliates, in each case, in the ongoing development and implementation of FGL’s investment management and asset allocation strategy that has and is expected to continue to result in significant benefits to the Companies and their respective Affiliates. In order to induce the Investment Manager expend the resources necessary to successfully implement the arrangements contemplated by the Investment Management Agreements and to ensure the preservation of the covenants and agreements set forth in the Investment Management Agreements, and in consideration of the representations, warranties, covenants and agreements set forth in such Investment Management Agreements, and the expected benefits to be derived by the Companies from the continued relationship between the Investment Manager and the Companies under the applicable Investment Management Agreements, and any New Investment Management Agreements entered into with the Investment Manager, FGL, the parent company of the Companies, is entering into this agreement (this “Agreement”), effective as of the date first written above, with the Investment Manager and, solely for the purposes of Section 5 hereof, Fidelity National Financial, Inc. (“FNF”), as follows:

1.    Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the applicable Investment Management Agreement.

2.    Termination of the Investment Management Agreements. FGL shall not cause, permit or suffer itself or any Company to terminate the Investment Management Agreement that such Company is a party to, except (x) in accordance with the terms and conditions of Section 2(b) hereof (which, among other things, requires the delivery of a notice in connection with the end of the then-current Term and provides the Investment Manager the opportunity to address any long-term performance concerns and adjust fees), or (y) in accordance with the terms and conditions of Section 2(c) hereof:

(a)    The “Term” with respect to each Investment Management Agreement will commence on the date first written above, and will (i) initially end on the fifth (5th) anniversary hereof (the “Initial Term”) and thereafter (ii) automatically renew on each anniversary (beginning on the fifth (5th) anniversary hereof) for an additional one (1) year period unless terminated in accordance with Section 2(b) or Section 2(c).

(b)    Termination for Adverse Performance:

(i)    Following the Initial Term, or with respect to either of the events described in Section 2(b)(ii)(3) or Section 2(b)(ii)(4), during or following the Initial Term, a Company may make an election to terminate the Investment Management Agreement to which it is a party on any annual anniversary of the date hereof or, with respect to either of the events described in Section 2(b)(ii)(3) or Section 2(b)(ii)(4), at any time (each, an “IMA Termination Election Date”); provided, that:

(1)	such Company has provided written notice to the Investment Manager of such termination (an “IMA Termination Notice”) at least thirty (30) days prior to the applicable IMA Termination Election Date;

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(2)

the IMA Termination Notice has been authorized by the vote of the Chief Executive Officer of FGL and at least two-thirds (2/3) of the directors of FGL who are not current officers or employees of the Investment Manager and its corporate Affiliates (which corporate Affiliates shall not, for the avoidance of doubt, include FGL or its subsidiaries) or of investment funds sponsored by the Investment Manager and its corporate Affiliates (the “Non-Affiliated Directors”) in accordance with clause (ii) below (an IMA Termination Notice delivered with such approval, a “Valid IMA Termination Notice”); and

(3)

no such termination shall be effective on any date earlier than (A) with respect to the events described in clauses (ii)(3) and (ii)(4) below, the date that is ninety (90) days following the applicable IMA Termination Election Date and (B) in all other cases, the second (2nd) anniversary of the applicable IMA Termination Election Date ((A) or (B), as applicable, the “IMA Termination Effective Date”).

(ii)    Notwithstanding anything to the contrary set forth herein, no Company may approve any election to terminate the Investment Management Agreement to which it is a party pursuant to Section 2(b)(i) unless the Chief Executive Officer of FGL and at least two-thirds (2/3) of the Non-Affiliated Directors, in their sole discretion and acting reasonably and in good faith, determine that one of the following four events has occurred and is continuing:

(1)	unsatisfactory long term performance by the Investment Manager under such Investment Management Agreement, that is materially detrimental to such Company; or

(2)

the fees charged by the Investment Manager under such Investment Management Agreement are unfair and excessive compared to those that would be charged by a comparable asset manager (which for these purposes shall mean an asset manager with personnel of experience, education and qualification, and whose services are of a scale and scope, comparable to those of the Investment

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Manager (considered together with its Affiliates) managing an investment portfolio with a composition and asset allocation comparable to the Account) and under investment guidelines and restrictions comparable to the applicable Investment Guidelines attached to such Investment Management Agreement; or

(3)	the Investment Manager is failing to comply with its Exclusivity Obligations under Section 6(a); or

(4)	the Investment Manager is failing to comply with its obligations under Section 6(c)(ii);

(5)

provided, however, in the case of any of the events described in clauses (1)-(4), the Non-Affiliated Directors shall deliver written notice of such finding to the Investment Manager, and the Investment Manager shall thereafter reasonably cooperate until the applicable IMA Termination Effective Date (i.e., for 2 years with respect to any of the events described in clauses (1) and (2) and for ninety (90) days with respect to any of the events described in clauses (3) and (4)) to address the Non-Affiliated Directors’ concerns and; provided, further, that in the case of clause (2), the Investment Manager shall have the right to adjust its fees so that they are no higher, in the aggregate, than the fees proposed by any comparable asset manager; and

(6)

if the Investment Manager has addressed the Non-Affiliated Directors’ concerns with respect to any of the applicable events described in clauses (1)-(4) (with the assessment of whether the Non-Affiliated Directors’ concerns have been addressed being rendered in good faith with the approval of at least a majority of the Non-Affiliated Directors) or, if applicable, adjusted its fees to be not higher, in aggregate, than the fees proposed by a comparable asset manager, then the applicable IMA Termination Notice shall be deemed rescinded and of no further force or effect and the corresponding IMA Termination Effective Date shall not occur.

(iii)     Beginning on the fifth (5th) anniversary of the date hereof, and on each anniversary thereafter, to the extent no Valid IMA Termination Notice has been delivered in accordance with this

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Section 2(b) prior to such date, the Term with respect to each Investment Management Agreement for which no Valid IMA Termination Notice has been delivered shall be extended automatically without any further action or obligation by any persons (including, without limitation, the parties thereto or hereto) for one (1) additional year.

(c)    Notwithstanding anything to the contrary in this Section 2, a Company may terminate the Investment Management Agreement that it is a party to at any time by providing written notice to the Investment Manager that such Company has determined that either:

(i)    the Investment Manager is no longer able to carry on its investment advisory business as a going concern under the Investment Advisers Act of 1940; or

(ii)    the Investment Manager is unable to manage the applicable Account in all material respects as provided for in such Investment Management Agreement; or

(iii)    the Investment Manager is performing its obligations under such Investment Management Agreement with gross negligence, willful misconduct or reckless disregard of any of such obligations; provided, that

(iv)    in each case the Investment Manager shall have the right to dispute such Company’s determination within thirty (30) days after receiving notice from such Company, in which case the parties to such Investment Management Agreement shall submit the question as to whether the conditions of this clause (c)(i), (ii) or (iii) have been met to binding arbitration in accordance with Section 14 of such Investment Management Agreement, and such Investment Management Agreement shall continue to remain in effect during the period of the arbitration; and

(v)    any termination by such Company as provided in this Section 2(c) shall require the approval of at least two-thirds (2/3) of the Non-Affiliated Directors and the delivery of written notice to the Investment Manager of such termination at least thirty (30) days prior to the effective date of such termination.

(d)    For avoidance of doubt, the provisions contained in this Section 2 do not and shall not be deemed to constitute an obligation of a Company in respect of its rights to terminate the Investment Management Agreement to which it is a party, which rights are set forth solely therein. Any breach of this Agreement by FGL, and any termination by a Company of the Investment Management Agreement to which it is a party in any manner that is not in accordance with the provisions of this Section 2, will give rise to remedies solely against FGL (or any successor thereto) as described in Sections 3 and 4 below.

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3.    Specific Performance. Each of the parties hereto agrees that irreparable damage would occur and that the other party would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, each party shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 3, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 3 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 3 before exercising any other right under this Agreement.

4.    Remedy in the Event of Company Termination. If a Company exercises its rights to terminate the Investment Management Agreement that such Company is a party to in any manner that is not in accordance with the provisions set forth in Section 2, above, the Investment Manager shall be entitled to receive from FGL as compensation for the costs incurred in performing services under, and the failure to receive the benefits reasonably anticipated by, such Investment Management Agreement, the full amount of damages available at law in the same manner and to the same extent as if such Investment Management Agreement had been terminated by or at the direction of FGL in violation of the terms of this Agreement.

5.    Subject Assets.

(a)    Each of FGL and FNF on behalf of itself and on behalf of each of its Affiliates covenants and agrees to and with the Investment Manager that, at all times during the Term, the Investment Manager shall be appointed to supervise and direct the investment and reinvestment of the assets of FGL and its Subsidiaries and any other Subsidiaries or Affiliates of FNF (each, a “Subject Company” and together, the “Subject Companies”), to the extent such assets primarily support any life insurance or annuity reserves, or capital and surplus, of any Subject Company (i) existing as of the date hereof or (ii) formed, established or acquired (whether by acquisition of stock, merger,

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consolidation or otherwise) by such Subject Company following the date hereof, including through acquisitions of legal entities or reinsurance, and including assets that may be held by a ceding company that is not a Subject Company in a modified coinsurance (modco) or funds withheld account (“Subject Assets”). Notwithstanding the foregoing, (A) Subject Assets shall not include assets of (x) FNF or FNF’s Affiliates whose primary business is title insurance, (y) any New York-domiciled insurance company Affiliates of FNF (each, (x) and (y), an “Excluded Company”) or (z) FGL and its Subsidiaries and any other Subsidiaries or Affiliates of FNF to the extent such assets do not primarily support any life insurance or annuity reserves, or capital and surplus, of any Subject Company, in each case so long as such assets are not acquired (whether by acquisition of stock, merger, consolidation or otherwise) by such Excluded Company described in clause (x) following the date hereof from a Subject Company, including through acquisitions of a Subject Company or reinsurance with a Subject Company, and including assets that may be held by any such Excluded Company in a modified coinsurance (modco) or funds withheld account for the benefit of a Subject Company and (B) Subject Companies shall not include Excluded Companies.

During the Term and except as otherwise set forth herein, each of FGL and FNF (x) shall not cause, permit or suffer any Subject Company to appoint, retain or otherwise designate any person other than the Investment Manager to provide investment management or advisory services with respect to Subject Assets, and (y) shall not, and they shall cause each Subject Company not to, take any action, including any action with respect to any direct or indirect inquiry, offer or proposal relating to the provision of investment management or advisory services with respect to Subject Assets to, from or by any third party, that would reasonably be expected to impede or interfere with, the obligations of FGL, FNF or the Subject Companies under this Section 5.

(b)    In furtherance of the foregoing, to the extent that a Subject Company has not entered into a separate investment management agreement with the Investment Manager on the date hereof, each of FGL and FNF shall cause such Subject Company to promptly enter into a separate investment management agreement with the Investment Manager substantially in the form of the Investment Management Agreements (each of such investment management agreements, a “New Investment Management Agreement”), subject to such New Investment Management Agreement including terms (other than terms that would impede or interfere with the obligations relating to such Subject Company under Section 5(a)) that may be required (i) pursuant to any applicable reinsurance or other agreement(s) between such Subject Company and the applicable ceding company(ies) and/or other transaction party(ies) and/or (ii) by any applicable governmental or regulatory authority as a condition to such governmental or regulatory authority approving the applicable reinsurance or other transaction. Exhibit A hereto shall be amended by the parties to reflect any New Investment Management Agreement promptly following the execution of any New Investment Management Agreement.

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(c)    For purposes of Schedule 2 (Management Fee Schedule) of each Investment Management Agreement, references to “FGL Holdings and its subsidiaries” and “subsidiaries of FGL Holdings” shall be deemed to refer to each Subject Company party to an Investment Management Agreement.

6.    Additional Blackstone Agreements. The Investment Manager covenants and agrees to and with FGL and FNF that, at all times during the Term, the Investment Manager will provide, and cause its Affiliates to provide, the following services:

(a)    Marketing Services. Subject to applicable law, including, without limitation, applicable insurance and fair trade practice laws and regulations, FGL and its insurance company Subsidiaries shall have the right to use or cause the use of descriptive marketing language relating to the Investment Manager (including Blackstone) in any of its advertising of FGL’s insurance company Subsidiaries’ deferred annuity and indexed universal life products in the independent marketing organization (IMO), broker/dealer or bank channels (the “Distribution Channels”); provided that (i) such marketing language has been provided by the Investment Manager or approved by the Investment Manager in writing (such approval not to be unreasonably withheld) and (ii) any such marketing language must be used in its entirety and without any modification. Until the second (2nd) anniversary of the date hereof, the right to use any substantially similar marketing language for use in advertising of deferred annuity or indexed universal life products in the Distribution Channels shall not be extended to U.S.-domiciled life insurance or annuity company clients of the Investment Manager other than FGL and its Subsidiaries (the “Exclusivity Obligations”). As of the date hereof, the Investment Manager’s approved marketing language is as follows, which marketing language may be modified by the Investment Manager in its reasonable discretion, and FGL or its Subsidiaries, as applicable, shall implement such modification as soon as reasonably practicable and in any event within twelve (12) months from receipt of prior written notice from the Investment Manager:

“Blackstone Insurance Solutions manages our general account assets. Footnote: The Blackstone Group Inc. and its affiliates do not issue, provide any guarantee of, or have any obligations under, the life insurance and annuities issued by Fidelity & Guaranty Life Insurance Company.”

In the event that the Investment Manager provides investment management services to an insurance company client and in connection therewith such client has the right to use descriptive marketing language relating to the Investment Manager (including Blackstone) in its marketing of deferred annuity or indexed universal life products in the Distribution Channels, FGL and its insurance company Subsidiaries shall have the right to use similar marketing language on the same basis and in the same jurisdictions and the same Distribution Channels as provided to such other insurance company client, subject to modifications that are reasonably necessary to account for differences in the underlying investment management services provided to FGL.

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(b)    Allocation to BX-Insurance Designed Products. The Investment Manager confirms, for the avoidance of doubt, that any Company invested in a fixed income product or strategy managed or sub-managed by the Investment Manager or its Affiliates and that is specifically designed for (or, as reasonably determined by Blackstone, is customarily held in investment portfolios of) insurance company investors (“BX-Insurance Designed Products”) will, after the date hereof, continue to be allocated investment opportunities thereto on a fair and equitable basis, in each case in accordance with the Investment Manager’s or its Affiliate’s applicable allocation policies and procedures related thereto. For the avoidance of doubt, the foregoing shall be applicable with respect to any BX-Insurance Designed Products that any Company invests in following the date hereof and shall apply to future Subject Companies.

(c)    “Most Favored Nations” Rights. The Investment Manager confirms, for the avoidance of doubt, that (i) in connection with any investment or commitment by FGL or its Subsidiaries with respect to any commingled investment fund sponsored by the Investment Manager or its Affiliates (each, an “Underlying BX Fund”), FGL or such Subsidiary will receive customary “most favored nations” economic rights with respect thereto based on the prevailing “most favored nation” provision available to third-party investors or Other General Account Insurance Clients (as defined below) with a capital commitment to such Underlying BX Fund that is equal to or less than the capital commitments of FGL and its Subsidiaries generally, and subject to customary conditions and limitations, including, for the avoidance of doubt, rights described in the underlying governing documents and disclosure documents of such Underlying BX Fund and the disclosure documents provided to FGL or such Subsidiary in connection with the Investment Management Agreements, (ii) with respect to any investment management agreement that is entered into between the Investment Manager and any other U.S. domiciled life insurance or annuity company that is substantially similar to the Investment Management Agreements relating to the Companies (including, for the avoidance of doubt, management by the Investment Manager of the entire general account of such other life insurance or annuity company) (any such insurance company, an “Other General Account Insurance Client”), then the Companies shall be granted “most favored nations” economic rights with respect to the management fee charged by the Investment Manager to such Other General Account Insurance Client under such investment management agreement, and (iii) with respect to any sub-management arrangements (taken as whole) that are entered into between the Investment Manager or its Affiliates and any Other General Account Insurance Client that (x) are substantially similar to the sub-management agreements with Sub-Mangers that are Affiliates of the Investment Manager (taken as a whole) relating to the Companies and (y) relate to assets under management of such general account that are equal to or less than the amount of Subject Assets at such time, then the Companies shall be granted “most favored nations” economic rights with respect to the sub-management fees (taken as a whole) charged by the Investment Manager or its Affiliates to such Other General Account Insurance Client under such sub-management arrangement.

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(d)    Access. The Investment Manager shall provide the Company with commercially reasonable access to senior executives and other personnel of the Investment Manager and its Affiliates for the purpose of performing investment management, M&A, operational and other strategic services for or on behalf of the Companies.

(e)    Notice. The Investment Manager shall provide the Company with reasonably prompt written notice in reasonable detail of (i) any marketing services (as contemplated by Section 6(a) above) provided by the Investment Manager to any U.S.-domiciled life insurance or annuity company for use in advertising of deferred annuity or indexed universal life products in the Distribution Channels and (ii) any action that would result in the Company being entitled to any of the “Most Favored Nations” rights set forth in Section 6(c).

7.    Governing Law; Submission to Jurisdiction. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any principles of conflicts of laws principles of such State that would provide for the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any dispute arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such dispute shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court. Any such dispute may and shall be brought in such courts and each of the parties hereto irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient court and shall not plead or claim the same.

8.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

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9.    Assignment; Successors; Waivers. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 9 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

10.    Severability. To the extent this Agreement may be in conflict with any applicable law, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

11.    Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.

12.    Certain Terms. The term “Subsidiary” shall mean any entity of which FNF directly or indirectly owns, beneficially or of record, 50% or more of the voting or economic interests, “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, and “Person” shall mean any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.

[Remainder of page intentionally left blank; signature pages follow]

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Sincerely,

FGL HOLDINGS

By:

Name:
Title:

[Signature Page to Amended and Restated Omnibus Investment Management Agreement Termination Side Letter]

ACCEPTED AND AGREED

BLACKSTONE ISG-I ADVISORS L.L.C.

By:

Name:
Title:

FIDELITY NATIONAL FINANCIAL, INC. (solely for the purposes of Section 5)

By:

Name:
Title:

[Signature Page to Amended and Restated Omnibus Investment Management Agreement Termination Side Letter]

Exhibit A

Investment Management Agreements

•	Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between FGL Holdings and Blackstone ISG-I Advisors L.L.C.

•	Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between FGL US Holdings Inc. and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between Fidelity & Guaranty Life Holdings, Inc. and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between Front Street Re (Cayman) Ltd. and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between F&G Reinsurance Ltd (f/k/a Front Street Re Ltd) and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between F&G Life Re Ltd (f/k/a F&G Re Ltd) and Blackstone ISG-I Advisors L.L.C.

•	Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between CF Bermuda Holdings Limited and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between Fidelity & Guaranty Life Insurance Company and Blackstone ISG-I Advisors L.L.C.

•	Any New Investment Management Agreements entered into between the Investment Manager and a Subject Company pursuant to Section 5(b).

A-1

Exhibit C

Form of Investment Management Agreement

[See attached.]

EXHIBIT C

SECOND AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This Second Amended and Restated Investment Management Agreement (the “Agreement”), dated as of as of [closing date of FGL merger agreement] and effective as of [closing date of FGL merger agreement] (the “Second A&R Effective Date”), is by and between Fidelity & Guaranty Life Insurance Company, a life insurance company domiciled in the State of Iowa (the “Company”) and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Company desires that the Investment Manager supervise and direct the investment and reinvestment with respect to the assets in the Company’s general account (the assets in such account, together with all additions, substitutions and alterations thereto, are collectively referred to herein as the “Account”), and the Investment Manager wishes to accept such appointment on the terms and conditions set forth in this Agreement.

WHEREAS, the Company and the Investment Manager entered into an Amended and Restated Investment Management Agreement (the “First Amended and Restated Investment Management Agreement”), dated as of December 31, 2019 (the “First A&R Amendment Date”) and effective as of October 1, 2019 (the “First A&R Effective Date”), which amended and restated the Investment Management Agreement, dated as of November 30, 2017, between the Company and the Investment Manager.

WHEREAS, the Company and the Investment Manager desire to amend and restate the Amended and Restated Investment Management Agreement, effective as of the Second A&R Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Appointment of Investment Manager. On the terms and subject to the conditions set forth herein, the Company hereby appoints the Investment Manager as investment manager of the Account with discretionary authority to manage the investment and reinvestment of the funds and assets of the Account in accordance with the terms hereof, such discretion to be exercised at all times and in all circumstances in accordance with the Investment Manager’s fiduciary duties to the Company (subject to the limitations of liability set forth in Section 2(c) and Schedule 3 hereto), and the Investment Manager accepts such appointment. In the course of providing the services contemplated by this Agreement, the Investment Manager shall act as a fiduciary and shall discharge its fiduciary duties and exercise each of its powers under this Agreement with the care, skill and diligence that a registered investment adviser under the Investment Advisors Act of 1940, as amended, acting in a like capacity and familiar with insurance company matters, would use in the conduct of a like enterprise with like aims, taking into consideration the facts and circumstances then prevailing, and such fiduciary duties shall specifically include a duty (a) to act with good faith; (b) of loyalty to Company; (c) to provide full and fair disclosure of all material facts; (d) to employ reasonable care to avoid misleading Company; and (e) to act in a manner consistent with the Investment Guidelines for the Account as agreed to between Investment Manager and Company.

2.    Management Services; Duties of and Restrictions on Investment Manager; Sub-Managers.

(a)    For the avoidance of doubt and without limiting the generality of the powers conferred upon it by Section 1, the Investment Manager shall be responsible for the investment and reinvestment of the assets of the Account in accordance with the Investment Guidelines set forth in Schedule 1 attached hereto (as amended or supplemented from time to time by an agreement in writing of the Company and the Investment Manager, the “Investment Guidelines”). In connection therewith, the Investment Manager shall have full authority:

(i)    to buy, sell, sell short, hold and trade, on margin or otherwise and in or on any market or exchange within or outside the United States or otherwise, preferred and common stock of domestic and foreign issuers, securities convertible into preferred or common stock of domestic and foreign issuers, debt securities of and/or loans to domestic and foreign governmental issuers (including federal, state, municipal, governmental sponsored agency, global and regional development bank and export-import bank issuers) and domestic and foreign corporate issuers, investment company securities, money-market securities, partnership interests, mortgage and asset backed securities, foreign currencies and currency forwards, futures contracts and options thereon, bank and debtor-in-possession loans, trade receivables, repurchase and reverse repurchase agreements, commercial paper, other securities, futures and derivatives (including equity, interest rate and currency swaps, swaptions, caps, collars and floors), asset hedging, rights and options on all of the foregoing and other investments, assets or property selected by the Investment Manager in its discretion;

(ii)    to select, open, maintain or close one or more sub-accounts with any Custodian (as defined below) pursuant to the applicable Custodial Agreement (as defined below);

(iii)    to transfer funds (by wire transfer or otherwise) or securities (by transfer via the Depository Trust & Clearing Corporation or otherwise) (A) between the Account’s Custodians (if more than one), (B) between sub-accounts maintained by any Custodian for the Account, (C) subject to Section 20(d), between the Account and any account owned by other clients of the Investment Manager or (D) to or from any brokers or dealers engaged by the Investment Manager on behalf of the Company in connection with the investments permitted herein;

(iv)    to select and open, maintain, and close one or more trading accounts with brokers and dealers for the execution of transactions on behalf of the Company and to negotiate, enter into, execute, deliver, perform, renew, extend, and terminate all contracts, agreements, and other undertakings on behalf of the Company with brokers, dealers, prime brokers or other counterparties, including, but not limited to, executing broker agreements; and

(v)    to effect such other investment transactions involving the assets in the Company’s name and solely for the Account, including without limitation, to execute swaps, futures, options and other agreements with counterparties on the Company’s behalf as the Investment Manager deems appropriate from time to time in order to carry out the Investment Manager’s responsibilities hereunder.

(b)    The Investment Guidelines, including any amendments or supplements thereto, shall comply with the insurance laws and regulations of the State of Iowa applicable to investments of the Company (“Applicable Investment Law”). If, due to a change in Applicable Investment Law, the Company reasonably determines that the Investment Guidelines no longer conform to Applicable Investment Law, the Company may request revisions to the Investment Guidelines in order to cause the Investment Guidelines to conform to Applicable Investment Law, and the Investment Manager shall accept such revisions.

(c)    In accordance with the Investment Manager’s policies and procedures set forth in Schedule 3 attached hereto, the Investment Manager or its agent is authorized, but shall not be required, to vote, tender or convert any securities in the Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Investment Manager shall not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

(d)    Notwithstanding anything in this Agreement to the contrary, the Investment Manager may, in its own discretion, but with the prior verbal or written consent of the Company, delegate any or all of its discretionary investment, advisory and other rights, powers, functions and obligations hereunder to one or more investment advisers (each, a “Sub-Manager”), including its affiliates; provided that (i) any such delegation shall be revocable by either the Investment Manager or the Company consistent with the terms and conditions related to the appointment of such Sub-Manager, (ii) no such designation shall relieve the Investment Manager from any of its obligations or liabilities hereunder, and the Investment Manager shall always remain responsible to the Company for all obligations or liabilities of such Sub-Manager with regards to providing such service or services as if provided by the Investment Manager and (iii) the Investment Manager shall be responsible for ensuring that any Sub-Manager complies with the Investment Guidelines. Following the First A&R Amendment Date, except as otherwise provided in the following sentence and Section 3(a), all fees and other remuneration payable to Sub-Managers (the “Sub-Manager Fees”), when combined with Management Fees paid under this Agreement, in excess of 0.26% of aggregate assets managed by Sub-Managers, shall be paid by a parent entity or other affiliate of the Company. With respect to assets managed by Sub-Managers in the separately managed account arrangements set forth on Schedule 4 (“Grandfathered SMAs”), the Company agrees that Sub-Manager Fees, when combined with Management Fees paid under this Agreement, in excess of 0.26% of aggregate assets managed pursuant to such Grandfathered SMAs, may be paid by the Company out of the assets managed by such Sub-Managers during the 12 month period following October 1, 2019. Any Sub-Manager Fees paid by the Company during such 12 month period, when combined with Management Fees paid under this Agreement, in excess of 0.26% of aggregate assets managed pursuant to such Grandfathered SMAs, shall be reimbursed by a parent entity or other affiliate of the Company.

3.    Compensation; Expenses.

(a)    The Company agrees to pay, from the assets of the Account, the Investment Manager or its designee a management fee (“Management Fee”) for the services provided pursuant to this Agreement, calculated and paid in accordance with Schedule 2 attached hereto.

(b)    [Reserved].

(c)    The Investment Manager will be responsible for all fees and expenses incurred by it in performing its obligations under this Agreement, including any fees and expenses incurred by any Sub-Manger engaged by the Investment Manager, which shall include internal costs of the Company related to the management of the Account as may be invoiced to the Investment Manager by the Company or its affiliates; provided, that the Company shall be responsible for Sub-Manager Fees payable in respect of delegations to Sub-Managers in respect of Grandfathered SMAs in accordance with Section 2(d). For the avoidance of doubt, Account Trading and Investment Expenses of the Investment Manager and Sub-Managers shall be paid by the Company out of the assets of the Account. For purposes of this Agreement, “Account Trading and Investment Expenses” shall mean all out-of-pocket brokerage fees, brokerage commissions and all other brokerage transaction costs, stock borrowing and lending fees, interest on cash balances, custodial fees, reasonable transaction legal expenses, regulatory fees or taxes payable in respect of the Account, professional expenses (including fees in connection with the use of proxy voting services) and any other fees and expenses related to the trading and investment activity of the Account as determined by the Investment Manager (or any Sub-Manager) in good faith. Notwithstanding the foregoing, with respect to delegations to affiliated Sub-Managers prior to the First A&R Effective Date under arrangements previously approved or non-disapproved by the Iowa Insurance Division, the Company shall continue to pay any fees and other remuneration payable to such Sub-Managers out of the assets managed by such Sub-Managers under the express terms of such arrangements through September 30, 2019, and from and after October 1, 2019, the Company shall not be responsible for, or be required to pay, any fees or other remuneration payable to such Sub-Managers of the Investment Manager.

4.    Custodian.

(a)    The assets of the Account shall be held by one or more custodians, trustees or securities intermediaries duly appointed by the Company (each, a “Custodian”), in one or more accounts at each such Custodian pursuant to custodial, trust or similar agreements approved by the Company (each, a “Custodial Agreement”). The Investment Manager may open new sub-accounts under any Custodial Agreement, and cause the assets of the Account to be held in such sub-accounts established with the applicable Custodian in accordance with such Custodial Agreement. The Investment Manager is authorized to give instructions to each Custodian, in writing, with respect to all investment decisions regarding the Account. Nothing contained herein shall be deemed to authorize the Investment Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Investment Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Investment Manager’s direction shall rest upon the Custodians. The Custodians may be changed from time to time upon the written instructions of the Company.

(b)    The Company shall instruct each Custodian to send the Investment Manager duplicate copies of all Account statements given to the Company by the Custodian. The Company acknowledges that it receives Account statements from each Custodian at least quarterly.

5.    Brokerage. The Company hereby delegates to the Investment Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Account will be made. To the extent permitted by applicable law, such brokers or dealers may include affiliates of the Investment Manager. The Investment Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Account. In selecting brokers or dealers to effect transactions on behalf of the Account, the Investment Manager, subject to its overall duty to obtain “best execution” of Account transactions, will have authority to and may consider the full range and quality of the ability of the brokers or dealers to execute transactions efficiently, their responsiveness to the Investment Manager’s instructions, their facilities, reliability and financial responsibility and the value of any research or other services or products they provide. The Investment Manager will not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Account or to select any broker-dealer on the basis of its purported posted commission rate. As long as the services or other products provided by a particular broker or dealer (whether directly or through a third party) qualify as “brokerage and research” services within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (and relevant Securities and Exchange Commission interpretations of that section) and the Investment Manager determines in good faith that the amount of commission charged by such broker or dealer is reasonable in relation to the value of such “brokerage and research services,” the Investment Manager may utilize the services of that broker or dealer to execute transactions for the Account on an agency basis even if (i) the Account would incur higher transaction costs than it would have incurred had another broker or dealer been used and (ii) the Account does not necessarily benefit from the research or products provided by that broker or dealer.

6.    Limitation of Liability; Indemnification.

(a)    The Investment Manager does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that the Investment Manager may use, or the success of the Investment Manager’s overall management of the Account. The Investment Manager does not provide any express or implied warranty as to the performance or profitability of the Account or any part thereof or that any specific investment objectives will be successfully met. The Company understands that investment decisions made by the Investment Manager on behalf of the Account are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

(b)    The Investment Manager, any affiliate of the Investment Manager or any member, partner, shareholder, principal, director, officer, employee or agent of the Investment Manager or any such affiliate (each, an “Investment Manager Party”) shall not be liable for any loss, liability or damage (“Losses”) resulting from: (i) any act or omission (including any such acts or omissions deemed to constitute willful misconduct, negligence, or bad faith) of any independent representative, consultant, independent contractor, broker, agent or other person (other than any Sub-Manager) who is selected, engaged or retained by the Investment Manager in connection with the performance of ministerial services, without investment management discretion, under this Agreement, unless such person was selected, engaged or retained by the Investment Manager in a grossly negligent manner or in bad faith; (ii) any act or failure to act by any Custodian or any other third party (other than any Sub-Manager); (iii) the failure by the Investment Manager or any Sub-Manager to adhere to any limitations or restrictions contained in the Investment Guidelines as a result of changes in market value, additions to or withdrawals from the Account, portfolio rebalancing or other non-volitional acts of the Investment Manager or any Sub-Manager; (iv) any act or omission by the Investment Manager or any Sub-Manager in connection with the performance of its services under this Agreement, except in cases of willful misconduct, gross negligence, bad faith or reckless disregard by the Investment Manager or such Sub-Manager of the obligations and duties of the Investment Manager under this Agreement; or (v) revisions to the Investment Guidelines pursuant to Section 2(b). The Investment Manager shall have no liability for any Losses suffered, and shall be fully indemnified by the Company for any Losses it may suffer, as the result of any actions it takes or any actions it does not take based on instructions received from any of the authorized persons of the Company reasonably believed by the Investment Manager to be genuine. The Investment Manager may consult with legal counsel at its cost and expense concerning any question which may arise with reference to this Agreement or its duties hereunder.

(c)    The Investment Manager shall indemnify, defend, hold and save harmless the Company, any affiliate of the Company or any member, partner, shareholder, principal, director, officer, employee or agent of the Company or any such affiliate (each, a “Company Party”) against any Losses, costs and expenses (including, without limitation, any interest, penalties and reasonable attorneys’ fees incurred in connection with the defense of Proceedings) to the extent arising from: (i) any inaccuracy in or breach of the representations and warranties made by the Investment Manager contained in Section 8(b) of this Agreement, (ii) any breach or failure by the Investment Manager to perform any of its covenants or obligations contained in this Agreement, (iii) any act or omission by the Investment Manager deemed to constitute a breach of the standard of care set forth in Section 1 of this Agreement or (iv) any bad faith, willful misfeasance, gross negligence or reckless disregard of duties in connection with the performance by Investment Manager, its officers, agents and employees of its obligations under this Agreement. The Investment Manager will provide written notice to the Company promptly if the Investment Manager identifies any matter that is or is reasonably likely to result in a breach of this Agreement

(d)    The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Company may have under those laws.

7.    Termination.

(a)    Either party may terminate this Agreement upon thirty (30) calendar days prior written notice (a “Termination Notice”) or such shorter period of time as the parties may agree in writing. Such prior notice shall also be given to the Commissioner of the Iowa Insurance Division.

(b)    Termination of this Agreement shall not, however, affect liabilities and obligations incurred or arising from transactions initiated under this Agreement prior to the termination date, or consummation of any transactions initiated prior to the receipt by one party of the other party’s notice of termination. Following a Termination Notice, the Investment Manager shall work with the Company to effect a prompt and orderly transition of the portfolio; provided, however, that the Investment Manager will have no obligation to recommend any action with respect to, or to liquidate, the assets in the portfolio nor shall the Investment Manager be required to incur any out of pocket expense.

(c)    Prior to any termination of this Agreement, the Company shall provide written notice of such termination to the Iowa Insurance Division.

8.    Representations, Warranties and Covenants.

(a)    The Company represents and warrants to the Investment Manager as follows:

(i)    the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii)    this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(iii)    the execution, delivery and performance of this Agreement by the Company do not violate (A) any law applicable to the Company, (B) any provision of the constituent documents of the Company, or (C) any agreement or instrument to which the Company is a party, except for such violations as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement;

(iv)    no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with the execution, delivery and performance of this Agreement other than those already obtained;

(v)    the Company is an insurance company;

(vi)    the Company is not an investment company (as that term is defined in the Investment Company Act of 1940, as amended) nor exempt from the definition of investment company by reason of Section 3(c)(1) of such Act;

(vii)    the Company is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Company will promptly notify the Investment Manager if the Company ceases to be a QIB;

(viii)    the Company is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Company will promptly notify the Investment Manager if the Company ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7 by the Investment Manager or any Sub-Manager, as the case may be;

(ix)    the Company is a “qualified purchaser” (“QP”) as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the Company will promptly notify the Investment Manager if the Company ceases to be a QP;

(x)    none of the assets contained in the Account are or will be “plan assets” of an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended; and

(xi)    the Company has adopted appropriate anti-money laundering policies and procedures consistent with the applicable requirements of the USA PATRIOT Act and any other applicable anti-money laundering laws and regulations.

(b)    The Investment Manager represents and warrants, and with respect to clause (vi) below, covenants, to the Company as follows:

(i)    the Investment Manager has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii)    this Agreement constitutes a binding obligation of the Investment Manager, enforceable against the Investment Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(iii)    the execution, delivery and performance of this Agreement by the Investment Manager do not violate (A) any law applicable to the Investment Manager, (B) any provision of the articles of incorporation or by-laws of the Investment Manager, or (C) any agreement or instrument to which the Investment Manager is a party, except for such violations as would not have a material adverse effect on the ability of the Investment Manager to perform its obligations under this Agreement;

(iv)    no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Investment Manager in connection with the execution, delivery and performance of this Agreement other than those already obtained;

(v)    the Investment Manager is registered under the Investment Advisers Act of 1940, as amended, as an “investment adviser”; and

(vi)    the Investment Manager shall continue to be registered under the Investment Advisers Act of 1940, as amended, as an “investment adviser” for as long as this Agreement is in full force and effect or until this Agreement is otherwise terminated in accordance with Section 7.

9.    Asset Hedging Activities. The Company hereby authorizes the Investment Manager to enter into, in the name, and on behalf, of the Company, such over-the-counter, exchange traded and other asset hedging and derivative transactions with respect to the Account (including executing any and all contracts or agreements related thereto) as are permitted pursuant to the Investment Guidelines and in accordance with the Company’s derivative use plan as adopted by the Company’s Board of Directors (each such transaction, a “Derivative Transaction”) and any such Derivative Transaction shall be the responsibility of the Company.

10.    Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, facsimile, e-mail, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

(a)	If to the Company:

Fidelity & Guaranty Life Insurance Company
Two Ruan Center, 601 Locust Street
Des Moines, Iowa 50309
Attention: General Counsel

(b)	If to the Investment Manager:

Blackstone ISG-I Advisors L.L.C.
345 Park Avenue
New York, New York 10154
Email: jeffrey.iverson@blackstone.com
Attention: Jeffrey Iverson

  Managing Director and Chief Compliance Officer

Addresses may be changed by notice in writing signed by the addressee.

11.    No Assignment. This Agreement may not be assigned by any party to this Agreement without the prior written consent of the other parties hereto and receipt of prior approval or non-objection of the Iowa Insurance Division. For purposes of the preceding sentence, the term “assign” shall have the meaning given the term “assignment” in Section 202(a)(1) of the Advisers Act and Rule 202(a)(1)-1 thereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties hereto and their successors and permitted assigns, in each case provided that such successor or assignee agrees to be bound by the terms and conditions of this Agreement.

12.    Governing Law. To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of Iowa without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.

13.    Iowa Insurance Law Requirements.

(a)    If the Company is placed in receivership or seized by the Iowa Insurance Commissioner (the “Commissioner”) under the Iowa Receivership Act: (1) all of the rights of the Company under this Agreement extend to the receiver or the Commissioner; and (2) all books and records will immediately be made available to the receiver or the Commissioner and shall be turned over to the receiver or the Commissioner immediately upon the receiver’s or the Commissioner’s request.

(b)    The Investment Manager does not have any automatic right to terminate the agreement if the Company is placed in receivership pursuant to Iowa Code chapter 507C.

(c)    The Investment Manager agrees to continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the Commissioner under Iowa Code chapter 507C, and will make them available to the receiver for so long as the Investment Manager continues to receive timely payment for services rendered.

14.    Arbitration. Any controversy arising out of or in connection with this Agreement shall be settled by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Without giving effect to Section 12, any such arbitration and this Section 14 shall be governed by Title 9 of the U.S. Code (Arbitration).

15.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

16.    Right to Audit. The Company and it representatives shall have the right, at its own expense, to conduct an audit of the relevant books, records and accounts of the Investment Manager related to the Account during normal business hours upon giving reasonable notice of their intent to conduct such an audit. In the event of such audit, the Investment Manager shall comply with the reasonable requests of the Company and its representatives and provide access to all books, records and accounts necessary to the audit and the Company shall reimburse the Investment Manager for its reasonable costs and expenses in connection with such audit.

17.    Books and Records. The Investment Manager shall keep and maintain proper books and records wherein shall be recorded the business transacted by it on behalf of, in the name of, or on account of the Company in respect of the Account.

18.    Reports. The Investment Manager shall furnish the Company with such reports relating to the Account as the Company shall from time to time reasonably require.

19.    Force Majeure. No party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or gross negligence of the offending party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.

20.    Non-Exclusive Dealings with and by Investment Manager Parties; Conflicts of Interest.

(a)    Although nothing herein shall require the Investment Manager to devote its full time or any material portion of its time to the performance of its duties and obligations under this Agreement, the Investment Manager shall furnish continuous investment management services for the Account and, in that connection, devote to such services such of its time and activity (and the time and activity of its employees) during normal business days and hours as it shall reasonably determine to be necessary for the Account to achieve its investment objective(s); provided, however, that nothing contained in this Section 20(a) shall preclude the Investment Manager Parties from acting, consistent with the foregoing, either individually or as a member, partner, shareholder, principal, director, trustee, officer, official, employee or agent of any entity, in connection with any type of enterprise (whether or not for profit), regardless of whether the Company, Account or any Investment Manager Party has dealings with or invests in such enterprise.

(b)    The Company understands that the Investment Manager will continue to furnish investment management and advisory services to others, and that the Investment Manager shall be at all times free, in its discretion, to make recommendations to others which may be the same as, or may be different from those made to the Account. The Company further understands that the Investment Manager Parties may or may not have an interest in the securities whose purchase and sale the Investment Manager may recommend. Actions with respect to securities of the same kind may be the same as or different from the action which the Investment Manager Parties or other investors may take with respect thereto. Furthermore, the Company understands and agrees that each Investment Manager Party shall have the right to engage, directly or indirectly, in the same or similar business activities or lines of business as the Investment Manager and any other Investment Manager Party and no knowledge or expertise of any Investment Manager Parties or any opportunities available to such Investment Manager Parties shall be imputed to the Investment Manager or any other Investment Manager Parties.

(c)    The Company agrees that the Investment Manager may refrain from rendering any advice or services concerning securities of companies of which any of the Investment Manager Parties are directors or officers, or companies as to which the Investment Manager Parties have any substantial economic interest or possesses material non-public information, unless the Investment Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Company or discloses such conflict to the Company prior to rendering such advice or services with respect to the Account.

(d)    From time to time, when determined by the Investment Manager to be in the best interest of the Company, the Account may purchase securities from or sell securities to another account (including, without limitation, public or private collective investment vehicles) managed, maintained or trusteed by the Investment Manager or an affiliate at prevailing market levels in accordance with applicable law and utilizing such pricing methodology determined to be fair and equitable to the Company in the Investment Manager’s good faith judgment.

(e)    Consistent with applicable law, the Company hereby authorizes the Investment Manager to effect securities transactions on behalf of the Account with its affiliated broker-dealers, and understands that such affiliated broker-dealers may retain commissions in connection with effecting any transactions for the Account. The Investment Manager and any affiliated broker-dealers are also hereby authorized, consistent with applicable law, by the Company to execute agency cross transactions on behalf of the Account. Agency cross transactions may facilitate a purchase or sale of a block of securities for the Account at a predetermined price and may avoid unfavorable price movements which might otherwise be suffered if the purchase or sale order were exposed to the market. However, the Investment Manager and its affiliated broker-dealers may receive commissions from, and therefore may have a potentially conflicting division of loyalties and responsibilities regarding, both parties to an agency cross transaction. The Company understands that its authority to the Investment Manager to effect agency cross transactions for the Company is terminable at will without penalty, effective upon receipt by the Investment Manager of written notice from the Company.

21.    Aggregation and Allocation of Orders. The Company acknowledges that circumstances may arise under which the Investment Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of the Investment Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Company acknowledges that, while the Investment Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on a fair and reasonable basis, the Investment Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Account, the Investment Manager may average the various prices and charge or credit the Account with the average price.

22.    Investment Manager Independent. For all purposes of this Agreement, the Investment Manager shall be deemed to be an independent contractor and shall have no authority to act for, bind or represent the Company or the Company’s shareholders in any way, except as expressly provided herein, and shall not otherwise be deemed to be an agent of the Company. Nothing contained herein shall create or constitute the Investment Manager and the Company as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other person, except as expressly provided herein.

23.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. There are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein.

24.    Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

25.    Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except (a) by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein and (b) as approved or non-objected to by the Iowa Insurance Division.

26.    Business Day. For the purpose of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law or executive order to close in Des Moines, Iowa or New York, New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

Blackstone ISG-I Advisors L.L.C.

Name:
Title:

Fidelity & Guaranty Life Insurance Company

Name:
Title:

Signature Page

Second Amended and Restated Investment Management Agreement

Schedule I

Investment Guidelines

Capitalized terms used but not otherwise defined in these Investment Guidelines have the meanings ascribed to such terms in the Agreement.

Both parties agree that the Investment Guidelines will be amended to reflect any future changes in the Iowa Insurance Code with respect to reinsurance reserve credits or assets eligible to back the legal reserves.

Investment Objectives

The Company’s investment objectives are to ensure the prudent management of the Company’s investments, taking into account the safety of principal, investment yield and return, stability in the value of the investment, and liquidity necessary to meet the Company’s obligations to policyholders, expected business needs, and investment diversification, and to satisfy all requirements under the Iowa Insurance Code and Iowa Insurance Regulations governing capital, surplus, risk based capital and investment activities.

Board Oversight

The management of the Account shall at all times remain under the oversight of the Board of Directors of the Company. The Company’s management will oversee the ongoing activities of the Investment Manager to achieve the Company’s business goals within its risk, capital and liquidity tolerances. The Company reserves the right to review and direct as needed specific investment activity to achieve its objectives.

Eligible Investments.

The Investment Manager shall have full authority to buy and sell the investments for the Company to the extent permitted by Section 511.8 of the Iowa Insurance Code and related regulations, including as described below:

(i)

U.S. Treasury and agency securities, cash equivalents (defined as any security that has an effective duration under one year, a weighted average life of less than one year, and spread duration less than one year), money-market securities, commercial paper.

(ii)

Debt securities of and/or loans to domestic and foreign governmental issuers (including federal, state, municipal, governmental sponsored agency, global and regional development bank and export-import bank issuers) and domestic and foreign corporate issuers.

(iii)	Preferred and common stock of domestic and foreign issuers

(iv)	Securities convertible into preferred or common stock of domestic and foreign issuers.

(v)	Mortgage-backed and asset-backed securities, and resecuritizations of such.

(vi)	Mezzanine real estate loans.

(vii)	Securities issued by a REIT.

(viii)	Real estate.

(ix)	Reverse repurchase agreements.

(x)	Partnership interests.

(xi)	Repurchase agreements.

(xii)	Commercial mortgage whole loans.

(xiii)	Equipment loans.

(xiv)	Other securities, futures and derivatives (including equity, interest rate and currency forwards, futures, swaps, swaptions, caps, collars and floors, and credit default swaps) for hedging purposes.

Investment Limits.

All limits referred to herein are with respect to statutory book value.

1.	Credit Quality Limits.

The portfolio is managed within the following rating guidelines.

Rating
NAIC 1 and 2	0	% - 100%
NAIC 3-6	0	% - 20%
NAIC 4-6	0	% - 10%
NAIC 5-6	0	% - 3%
NAIC 6	0	% - 1%

2.	Asset Class Requirements

The following characteristics must be satisfied with respect to investments in the following asset classes:

•	Commercial Mortgage Whole Loans 45%

•	First lien LTV must be no greater than 90

•	Second lien cannot exceed 70% of the amount by which the FMV of the property exceeds the amount outstanding under the first mortgage.

•	No more than 10% in owned real estate.

3.	Stock Limits

•	No more than 10% of the portfolio may be invested in unaffiliated common stock.

•	Preferred stock and hybrids

•

The Company may invest in preferred shares and hybrid securities of solvent institutions in the U.S. and Canada that are either rated NAIC 1-2 or the net earnings available for fixed charges and preferred dividends of the issuing corporation has been for each of the five fiscal years immediately preceding the date of acquisition, not less than 1.5 times the sum of the annual fixed charges and the contingent interest, if any, and the annual preferred dividend requirements as of the date of acquisition; or at the date of acquisition the preferred stock is investment grade as defined by the Commissioner by rule.

•	No more than 2% of the portfolio may be invested in the preferred stock of an unaffiliated single issuer.

•	Common stock

•	No more than 0.5% of the portfolio may be invested in the common stock of an unaffiliated single issuer.

•	No more than 4% of the portfolio may be invested in common stock that is not listed on a foreign or U.S. securities exchange.

4.	Partnership Limit

No more than 10% of the portfolio may be invested in partnership interests.

5.	Foreign Limits

•	Foreign Issuers (Note: Excludes Canada)

•	Investments in securities issued by foreign issuers (whether sovereign, quasi-sovereign or corporate) may not in aggregate exceed 25%.

•	Investments in securities issued from a single foreign jurisdiction (other than the United Kingdom), which are rated AAA, may not exceed 5%.

•	Investments in securities issued from a single foreign jurisdiction, which are not rated AAA, may not exceed 2%. Note: Investments in securities of the United Kingdom may not exceed 4%.

•	Foreign Currencies

•	Investments denominated in foreign currencies may not exceed 10%.

•	No more than 3% can be denominated in the currency of any foreign jurisdiction that has a sovereign debt rating of less than NAIC 1.

•	Investment is not considered foreign currency denominated if foreign currency risk is hedged.

•	Foreign investments must be included within the applicable Asset Class limits set forth above.

•

Investments in collateralized loan obligations (“CLOs”) that (a) have a U.S. based co-issuer and (b) provide that at least 80% of such CLO’s assets must be invested in obligations of issuers domiciled or organized in the U.S., will not qualify as a foreign investment for the purposes of these Investment Guidelines and shall not be subject to the limits under this Item 5.

6.	Single Issuer Limits

Exposure to single issuers is limited to protect against the risk of concentrated exposure to any one entity.

• Limit:	3% of admitted assets per single issuer (or pool of assets, in the case of ABS), except for RMBS/CMBS.

• RMBS/CBMS Limit:	5% of admitted assets per pool of assets.

• Mortgage Loans:	2% of legal reserve in any single parcel of property.

• Miscellaneous Investment Bucket:	3% per single issuer.

Single Issuer Limit by Rating:

• NAIC 3:	1% of admitted assets

• NAIC 4-6:	0.5% of admitted assets

7.	Reverse Repurchase Transaction. Securities Lending, and Dollar Roll Limits

Reverse repurchase, securities lending and dollar transactions may be utilized for the purpose of bridging short term funding gaps. Any transaction must terminate no later than one year from its inception. No more than 10% of admitted assets may be subject to securities lending, repurchase or reverse repurchase agreements. Note: This excludes collateral posted to the FHLB.

In a dollar roll transaction (the sale of securities issued, assumed, or guaranteed by the federal housing agencies with the obligation to purchase no more than 96 days later substantially similar securities), cash received by the Company must equal at least 100% of the market value of the securities transferred to the counterparty.

8.	FX Exposures

The Company will seek to manage its foreign currency exposure, and to the extent such exposure is not hedged to the U.S. Dollar the Company’s Board of Directors will impose appropriate limitations.

9.	Derivatives

Derivatives may be used in hedging transactions.

•	Options, caps, floors and warrants not attached to another financial instrument purchased and used in hedging are limited to 7.5%.

•	Warrants, options, caps and floors written in hedging transactions are limited to 3%.

•	Potential exposure of collars, swaps, forwards and futures used in hedging transactions are limited to 6.5%.

Counterparty exposure limits in hedging transactions are to be calculated in accordance with Chapter 49 of the Iowa Insurance Regulations.

10.	Real Estate Bonds and Mortgages

•	Maximum of 2% of legal reserve for all real estate mezzanine loans classified as NAIC CM3.

•	Maximum of 1% of legal reserve for all real estate mezzanine loans classified as NAIC CM4.

11.	Equipment Trust Obligations

•	Must be secured by transportation equipment used in whole or in part in the U.S. or Canada.

•	Maximum 10% of legal reserve; maximum 2% of legal reserve in any single corporation.

12.	Investments in Affiliated Funds and Strategies

•	The limits and requirements set forth below apply to:

•

Investment vehicles controlled and managed by affiliates of the Investment Manager (“Affiliated Funds”) which may include commingled or single investor, pooled or single purpose, funds and other separately managed account arrangements and assets

•	Investment strategies structured and managed by affiliates of the Investment Manager (“Affiliated Strategies”)

•	All investments in Affiliated Funds and Affiliated Strategies shall be reported in any Form B or amendment thereto filed with the Commissioner.

Schedule 2

Management Fee Schedule

Capitalized terms used but not otherwise defined in this Schedule 2 have the meanings ascribed to such terms in the Agreement.

1.

Management Fee: In consideration of the services performed under the Agreement, the Company shall pay the Investment Manager a “Management Fee” for each calendar quarter equal to the per annum Average Month-End Management Fee Rate for such quarter of the Average Month-End Net Asset Value.

Effective as of the Second A&R Effective Date, the Management Fee Rate will be calculated based on the aggregate assets under management of the Company and other subsidiaries of FGL Holdings by the Investment Manager, such that the Investment Manager’s per annum Management Fee will be 0.26% of such aggregate assets under management up to $25 billion, 0.24% of such aggregate assets under management above $25 billion and up to $50 billion, 0.22% of such aggregate assets under management above $50 billion and up to $100 billion, and 0.20% of such aggregate assets under management above $100 billion. Accordingly, the “Management Fee Rate” for the Account shall, for any calendar month, be equal to:

•

if the aggregate month-end net asset values of the Account and each other account of FGL Holdings and its subsidiaries managed by the Investment Manager (in each case) with adjustments for contributions to, or withdrawals from, the Account during such month (“Aggregate FGLH AUM”) are less than or equal to $25 billion, 0.26%;

•

if Aggregate FGLH AUM exceeds $25 billion, but is less than or equal to $50 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.26% multiplied by $25 billion and (ii) 0.24% multiplied by the excess of Aggregate FGLH AUM for such month over $25 billion and where (y) is equal to Aggregate FGLH AUM for such month;

•

if Aggregate FGLH AUM exceeds $50 billion, but is less than or equal to $100 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.26% multiplied by $25 billion, (ii) 0.24% multiplied by $25 billion and (iii) 0.22% multiplied by the excess of Aggregate FGLH AUM for such month over $50 billion and where (y) is equal to Aggregate FGLH AUM for such month; and

•

if Aggregate FGLH AUM exceeds $100 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.26% multiplied by $25 billion, (ii) 0.24% multiplied by $25 billion, (iii) 0.22% multiplied by $50 billion and (iv) 0.20% multiplied by the excess of Aggregate FGLH AUM for such month over $100 billion and where (y) is equal to Aggregate FGLH AUM for such month.

Sch 2-1

The “Average Month-End Management Fee Rate” for each calendar quarter shall be the average of the Management Fee Rates for each calendar month end during such calendar quarter.

The “Average Month-End Net Asset Value” for a calendar quarter shall be the average of the month-end net asset values of the Account during such calendar quarter with adjustments for contributions to, or withdrawals from, the Account during such period.

If the period in respect of which a Management Fee is payable is less than a calendar quarter, then the Management Fee shall be pro-rated accordingly.

2.

Valuation. The Custodian shall be responsible for determining the value of the Account and shall submit a proposed valuation of the Account as of each month-end to the Investment Manager. The parties agree to negotiate in good faith as to any objections raised by the Investment Manager about the valuation of assets in the Account for purposes of determining the Management Fee.

3.

Payment of Fees: The Management Fee will be calculated, billed, and paid quarterly in arrears, based on the Average Month-End Management Fee Rate and the Average Month-End Net Asset Value of the Account as of the last business day of each and all of the three calendar months during the relevant quarter, or in the case of any partial quarterly period, the last day of each calendar month during the relevant period and the last business day of such period. Any fee payable by the Company hereunder will be paid by Company within 10 Business Days following receipt by the Company of an invoice for such fee, detailing the calculation of such fee. Upon termination of the Agreement, any outstanding Management Fee shall become immediately payable by the Company.

Sch 2-2

Schedule 3

Proxy Policies and Procedures Schedule

[See attached.]

Schedule 4

Grandfathered SMAs

1.

Sub-Management Agreement, dated as of April 1, 2018, as (or as may be) amended or amended and restated from time to time, by and between Blackstone Real Estate Special Situations Advisors L.L.C. and Blackstone ISG-I Advisors L.L.C.

2.	Sub-Management Agreement, dated as of May 16, 2018, as (or as may be) amended or amended and restated from time to time, by and between GSO Capital Advisors II LLC and Blackstone ISG-I Advisors L.L.C.

3.

Sub-Management Agreement, dated as of February 1, 2019, as (or as may be) amended or amended and restated from time to time, by and between GSO Capital Advisors II LLC (“GSO I”) and Blackstone ISG-I Advisors L.L.C.

4.

Sub-Management Agreement, dated as of February 1, 2019, as (or as may be) amended or amended and restated from time to time, by and between GSO Capital Advisors II LLC (“GSO II”) and Blackstone ISG-I Advisors L.L.C.

Schedule I

Investment Management Agreements to be Amended

•	Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between FGL Holdings and Blackstone ISG-I Advisors L.L.C.

•	Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between FGL US Holdings Inc. and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between Fidelity & Guaranty Life Holdings, Inc. and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between Front Street Re (Cayman) Ltd. and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between F&G Reinsurance Ltd (f/k/a Front Street Re Ltd) and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between F&G Life Re Ltd (f/k/a F&G Re Ltd) and Blackstone ISG-I Advisors L.L.C.

•	Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between CF Bermuda Holdings Limited and Blackstone ISG-I Advisors L.L.C.

•

Amended and Restated Investment Management Agreement, dated as of December 31, 2019 and effective as of October 1, 2019, by and between Fidelity & Guaranty Life Insurance Company and Blackstone ISG-I Advisors L.L.C.